Exhibit 10.6

McKESSON CORPORATION
DEFERRED COMPENSATION ADMINISTRATION PLAN (“DCAP” or “DCAP I”)

(Amended and Restated as of October 28, 2004)

 i

McKESSON CORPORATION
DEFERRED COMPENSATION ADMINISTRATION PLAN

(Amended and Restated as of October 28, 2004)

A. PURPOSE

     This Plan was established to provide a select group of executives employed by the Company an opportunity to defer for later payment amounts earned as compensation. Since its original effective date, the Plan has been amended and restated on various occasions. This amendment and restatement has been approved by the Board as of October 28, 2004 and shall be effective as of such date except as indicated otherwise below.

B. ERISA PLAN

     This Plan is an unfunded deferred compensation program intended primarily for a select group of management or highly compensated employees of the Company and members of the Board who are not employees of the Company. The Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3 and 4 of Title I of ERISA.

C. PARTICIPATION AND DEFERRALS

     This Plan and participation in the Plan were frozen as of January 1, 1994. No individual who was not a Participant in the Plan prior to January 1, 1994 shall become a Participant in this Plan.

D. AMOUNTS OF DEFERRAL

     No new deferrals shall be made under this Plan on and after January 1, 1994. Deferrals made prior to such date were governed by the Plan as in effect at that time.

E. PAYMENT OF DEFERRED COMPENSATION

     1. Election of Account. Each Participant’s deferred compensation shall be credited to a separate bookkeeping account of McKesson maintained for such Participant (the “Account”). The Participant may elect that deferrals be credited either to the “Retained Account” or the “Stock Account” as defined below. All such elections shall be irrevocable.

     2. Retained Account.

          a. The Retained Account shall accrue interest during each calendar year equal to the median yield of all non-convertible debt issues coming to market during the twelve-month period ending one month prior to the end of the month in which the election instructions are issued in the prior fiscal year from companies rated A (includes A- and A+), as reported by the Standard & Poor’s Monthly Bond Guides in its calendar of new offerings. The rate of interest so determined shall be applied to each Participant’s entire Retained Account balance. The Retained Account balance shall be compounded at the end of each calendar year by the annual rate of interest so determined.

          b. Notwithstanding Section E.2.a, above, beginning January 1, 1994, all deferrals made by a Participant into his or her Retained Account after 1992 shall earn interest at the same rate as deferrals to the McKesson Deferred Compensation Administration Plan II (“DCAP II”) (the “Declared Rate”). Notwithstanding the foregoing, if a Change in Control (as defined in Section E.12 below) occurs, the Declared Rate for the balance of the calendar year in which the Change in Control occurs and for the two calendar years immediately following the year in which the Change in Control occurs shall not be less than the Declared Rate as in effect on the day before the Change in Control occurs. Interest on each Retained Account balance shall be compounded daily on each business day within the Year to yield the Declared Rate for the Year. In the case of installment payments as provided in Section E.5 below, interest shall be credited on all amounts remaining in a Participant’s Account until all amounts are paid out.

     3. Stock Account.

          a. The amount of stock credited to the Stock Account of the Participant shall be determined by the number of shares of Common Stock which could be purchased with the amount of the deferred compensation using the closing price of Common Stock on the New York Stock Exchange on the day coinciding with each date on which his or her deferred compensation is credited to his or her Stock Account. If the date of credit is not a business day, then the closing price referred to in the prior sentence shall be the closing price on the business day immediately preceding the date of credit.

          b. Under this bookkeeping arrangement, no shares of McKesson Common Stock shall be issued to or held in any Stock Account.

          c. The total number of shares of Common Stock which may be credited during any single year to the Stock Account of a Participant who is a non-employee director shall be the lesser of (i) the number of shares which could be purchased with the aggregate amount of compensation eligible for deferral under this Plan which such Participant elects to defer for such year, or (ii) 1,000 shares. The total number of shares of Common Stock which may be credited during any single year to the Stock Account of a Participant who is an employee shall be the number of shares which could be purchased with the aggregate amount of compensation eligible for deferral under this Plan which such Participant elects to defer for such year, provided that such number, when combined with all other shares of Common Stock theretofore credited to the Participant’s Stock Account under this Plan, shall not exceed one percent (1%) of the then outstanding shares of McKesson Common Stock. For purposes of this Section E.3.c, the calculation of the number of shares which a Participant could purchase shall be determined in accordance with Section D.3.a above.

     4. Length of Deferral. Amounts deferred under the Plan by other eligible Participants shall be distributed in whichever of the following forms was irrevocably elected by the Participant at the time that he or she made an irrevocable election to defer compensation; provided, however, that any such distribution must commence no later than the January following the year in which the Participant attains age 72 or, in the case of a Participant who is an Eligible Director, the January after McKesson’s annual meeting of stockholders next following the Eligible Director’s 72nd birthday. Once such an election has been made, the Eligible Executive or Eligible Director may alter the period of deferral, provided that:

          a. such alteration is made at least one year prior to the earliest date the Participant could have received distribution of the amounts credited to his or her Account under the earlier election, and

          b. such alteration does not provide for the receipt of such amounts earlier than one year from the date of the alteration.

     5. Change in Election of Form and Time of Payment. Subject to the provisions of Section E.4 above, a Participant may change a previous election as to form and time of payment of benefits by completing in writing and filing with the Administrator a new election of form and time of payment of benefits under this Plan from the following:

          a. Form.

               i. Payment of the amount credited to the Participant’s Account in a single sum.

               ii. Payment of amounts credited to the Participant’s Account in any specified number of approximately equal annual installments (not in excess of ten).

          b. Time.

               i. The lump sum or first installment to be paid in January of the year designated by the Participant.

               ii. The lump sum or first installment to be paid in January after the designated interval following the earlier of the Participant’s Retirement or of the determination of Disability.

     6. Payments on Termination. If a Participant terminates service with the Company for any reason other than Retirement, Disability or death, then, notwithstanding the election made by the Participant pursuant to Sections E.4 and E.5 above, the entire undistributed amount credited to his or her Account shall be paid in the form of a lump sum in the January of the calendar year following the calendar year of termination of service.

     7. Payments on Death.

          a. On and after January 1, 2003, each Participant shall make an election at the time of any election to defer compensation under the Plan of the time and form in which any amount remaining in the Participant’s Account at the time of the Participant’s death shall be paid to his or her Beneficiary. Such election shall be made in writing and filed with the Administrator. Benefits shall be paid in one of the forms specified in Section E.5. The Participant may modify such election at any time up until the date of the Participant’s death in a writing filed with the Administrator. In addition, within one year following the death of the Participant the Beneficiary may elect to receive payment in a lump sum; provided, however, that such election shall not take effect until 12 months after the date it is made, and payment otherwise scheduled to be made in that 12-month period shall be made on schedule. The foregoing notwithstanding, the Administrator may, at his or her discretion, distribute all benefits to a Beneficiary in a single payment as soon as reasonably practicable after the death of the Participant if the value of the Participant’s Account is less than $5,000 on the date of death of the Participant.

          b. Prior to January 1, 2003, if a Participant died after payments from his or her Account had begun, the remainder of the amounts credited to the Participant’s Account was paid to his or her Beneficiary at the same time and in the same manner as they would have been paid to the Participant had the Participant survived. If a Participant died before payments from his or her Account had begun, the amount credited to his or her Account was paid to his or her Beneficiary at the time and in the manner elected by the Participant.

     8. Designation of Beneficiary. A Participant may designate any person(s) or any entity as his or her Beneficiary. Designation shall be in writing and shall become effective only when filed with the Administrator. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a new written designation with the Administrator. Effective January 1, 2003, if the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, or, if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, the Participant’s estate.

     9. Payments on Disability. If the Administrator determines that a Participant has become Disabled, the entire undistributed amount credited to his or her Account shall be paid in the form and at the time elected by the Participant, or, if no election has been made, in a lump sum as soon as practicable after such determination is made.

     10. Payments on Hardship. The Administrator may, in his or her sole discretion, direct payment to a Participant of all or of any portion of the Participant’s Account balance, notwithstanding an election under Section E.5, above, at any time that he or she determines that such Participant has suffered an event of undue hardship which causes an emergency condition in the Participant’s financial affairs.

     11. Other Withdrawals. Effective June 1, 2000 and subject to approval by the Administrator, a Participant may elect to receive a withdrawal of all or part of the Participant’s Account under the Plan at any time not otherwise expressly authorized pursuant to the terms of the Plan; provided, however, that ten percent (10%) of the amount of the withdrawal requested shall be permanently forfeited to the Company and the Participant shall have no further right to that amount. The terms of such withdrawal shall be governed by the provisions of the Participant’s election form in effect at the time of such election to the extent not otherwise specified in the Participant’s election made pursuant to this Section E.11.

     12. Change in Control. For purposes of this Plan, a Change in Control shall be deemed to have occurred if any of the events set forth in any of the following paragraphs shall occur:

          a. any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding McKesson or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the McKesson or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of McKesson in substantially the same proportions as their ownership of McKesson, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of McKesson representing 30% or more of the combined voting power of McKesson’s then outstanding securities; or

          b. during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new members of the Board (other than a member designated by a “person” who has entered into an agreement with McKesson to effect a transaction described in Sections E.12.a, c and d) whose election by the Board or nomination for election by McKesson’s stockholders was approved by a vote of at least two-thirds (2/3) of the members of the Board then still in office who either were members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          c. consummation of a merger or consolidation of McKesson with any other corporation, which has been approved by the shareholders of McKesson, other than (I) a merger or consolidation which would result in the voting securities of McKesson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of McKesson, at least 50% of the combined voting power of the voting securities of McKesson or such surviving entity outstanding immediately after such merger or consolidation, or (II) a merger or consolidation effected to implement a recapitalization of McKesson (or similar transaction) in which no person acquires more than 50% of the combined voting power of McKesson’s then outstanding securities; or

          d. the shareholders of McKesson approve a plan of complete liquidation of McKesson or an agreement for the sale or disposition by McKesson of all or substantially all of McKesson’s assets.

     Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of McKesson’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of McKesson immediately prior to such transaction or series of transactions.

     With respect to deferrals made prior to January 1, 1994, deferred funds shall be distributed upon a Change in Control, if the Participant has so elected.

F. SOURCE OF PAYMENT

     Amounts paid under this Plan shall be paid from the general funds of the Company, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary, or create any fiduciary relationship between the Company and any Participant or Beneficiary with respect to any assets of the Company.

G. MISCELLANEOUS

     1. Withholding. Each Participant and Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

     2. No Assignment.

          a. Other than as provided in Section G.2.b below, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time or to any person whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law.

          b. If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternate Payee, a division of such property shall not constitute a violation of Section G.2.a, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence of this Section G.2.b, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under the Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges not already provided under the Plan, including without limitation with respect to form and time of payment.

     3. Applicable Law and Severability. The Plan hereby created shall be construed, administered and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective. If any provision this amendment and restatement is deemed to be a “material modification” of this Plan which would cause amounts deferred under this Plan prior to 2005 to be subject to the deferred compensation provisions of section 885 of the American Jobs Creation Act of 2004, if such legislation is enacted into law, such provision shall be null, void and without effect retroactive to October 28, 2004.

H. ADMINISTRATION OF THE PLAN

     1. In General. The Administrator of the Plan shall be the Executive Vice President, Human Resources, of McKesson. If the Executive Vice President, Human Resources, is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Administrator shall have the authority and responsibility to interpret this Plan and shall adopt such rules and regulations for carrying out this Plan as it may deem necessary or appropriate. Decisions of the Administrator shall be final and binding on all parties who have or claim any interest in this Plan.

     2. Elections and Notices. All elections and notices made under this Plan shall be in writing and filed with the Administrator at the time and in the manner specified by him or her. All elections to defer under this Plan shall be irrevocable.

I. AMENDMENT OR TERMINATION OF THE PLAN

     The Compensation Committee may at any time amend this Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under this Plan. The Board may at any time terminate this Plan; thereupon compensation previously deferred plus interest credited thereon shall promptly be paid, in single lump sums to the respective Participants or Beneficiaries entitled thereto. The foregoing notwithstanding, no amendment adopted following the occurrence of a Change in Control shall be effective if it (a) would reduce the Declared Rate for the balance of the calendar year in which the Change in Control occurs or for the two calendar years immediately following the year in which the Change in Control occurs to a rate lower than the Declared Rate as in effect on the day before the Change in Control occurred or (b) modify the provisions of (a) above.

J. CLAIMS AND APPEALS

     1. Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section J.

     2. Formal Benefits Claim – Review by Executive Vice President, Human Resources. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

     3. Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section J.2. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

     4. Appeal to Executive Vice President.

          a. A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

          b. The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

          c. The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.

          d. If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

          e. The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

     5. Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section J.2, has been notified that the claim is denied in accordance with Section J.3, has filed a written request for a review of the claim in accordance with Section J.4, and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section J.4.

K. DEFINITIONS

     For purposes of this Plan, the following terms shall have the meanings indicated:

     1. “Account” means the Account specified in Section D.1.

     2. “Administrator” shall mean the person specified in Section H.

     3. “Beneficiary” shall mean the person or entity described by Section E.8.

     4. “Board” shall mean the Board of Directors of McKesson.

     5. “Common Stock” means the common stock of McKesson.

     6. “Compensation Committee” shall mean the Compensation Committee of the Board.

     7. “Company” shall mean McKesson and any member of its controlled group as defined by Section 414(b) and Section 414(c) of the Internal Revenue Code of 1986, as amended.

     8. “Disabled” or “Disability” shall mean a physical or mental condition which the Social Security Administration has determined renders the Participant eligible to receive Social Security benefits on account of disability.

     9. “Eligible Director” shall mean a member of the Board who was designated as eligible to participate in the Plan prior to the date participation was frozen.

     10. “Eligible Executive” shall mean an employee of the Company selected as being eligible to participate in the Plan prior to the date participation was frozen.

     11. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     12. “McKesson” shall mean McKesson Corporation, a Delaware corporation.

     13. “Participant” shall be any Company executive or member of the Board for whom amounts are credited to an Account under this Plan. Upon the Participant’s death, the Participant’s Beneficiary shall be a Participant until all amounts are paid out of the Participant’s Account.

     14. “Plan” shall mean the McKesson Corporation Deferred Compensation Administration Plan I (“DCAP” or “DCAP I”).

     15. “Retirement” shall mean termination of employment after (a) the date on which the Participant’s number of points under the Retirement Share Plan portion of the McKesson Corporation Profit-Sharing Investment Plan equals 65, (b) attaining eligibility for a Retirement Allowance under the terms of the McKesson Corporation Retirement Plan or (c) receiving an Approved Retirement under the terms of the McKesson Corporation Executive Benefit Retirement Plan. Notwithstanding the foregoing, for purposes of this Plan, Retirement for an Eligible Director shall mean cessation of service as a member of the Board on or after the completion of at least two successive terms as a member of the Board.

     16. “Year” shall mean the calendar year.

L. SUCCESSORS

     This Plan shall be binding on the Company and any successors or assigns thereto.

M. EXECUTION

     To record the amendment and restatement of the Plan by the Board of Directors of McKesson Corporation at a meeting held on October 28, 2004.

McKESSON CORPORATION

By:

Paul E. Kirincic
Executive Vice President, Human Resources